Exhibit 99.01

FOR IMMEDIATE RELEASE

For Further Information Contact:

Martin Berkowitz, Interim Chief Administrative Officer

PH: 702.384.2425

FX: 702.384.1965

Gaming Partners International Corporation Announces Appointment of Michael D. Mann as Chief Financial Officer and Treasurer

Las Vegas, NV (PR Newswire) (September 11, 2013) — Gaming Partners International Corporation (Nasdaq: GPIC) (“GPIC” or the “Company”), a leading provider of casino currency and table game equipment worldwide, announced that Michael D. Mann has been appointed as Chief Financial Officer and Treasurer, effective September 30, 2013. Mr. Mann will report to Gregory S. Gronau, President and Chief Executive Officer. He will oversee GPIC’s financial reporting and participate in strategic management of the Company. He will also serve as Chief Financial Officer and Treasurer of the Company's subsidiary, Gaming Partners International USA, Inc. Mr. Mann will replace Gerald W. Koslow, whose departure from the Company was announced September 3, 2013.

Mr. Mann’s prior industry experience includes serving as Chief Audit Executive of Tropicana Entertainment, Inc., an owner and operator of regional casino and entertainment properties located in the United States and on the island of Aruba; serving as Director of Enterprise Risk Management at Caesars Entertainment Corporation; and serving as a senior financial officer at various specialty manufacturing firms, including more than three years as Chief Financial Officer at Cleo, Inc., a manufacturer of consumer packaging products.  Earlier in his career, Mr. Mann was an auditor with Arthur Andersen LLP. He is a graduate of Arkansas State University.

"Mike's experience in both the gaming and specialty manufacturing industries will be invaluable in helping us move our joint agendas of growth and margin improvement," said Gronau.  "I am looking forward to partnering with him to advance our goals of profitable growth and increasing stockholder value."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as RFID technology in casino chips and provides radio frequency identification device (RFID) solutions including chips, readers and displays. Headquartered in Las Vegas, Nevada, GPIC also has offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.